Glenayre Logo                                          Corporate Headquarters
                                                       5935 Carnegie Boulevard
                                                       Charlotte, NC 28209 USA
                                                       tel  704 553 0038

                                                       EXHIBIT 10.2


April 18, 1999



Confidential


Mr. Clarke H. Bailey
Hudson River Capital, LLC
667 Madison Avenue, 25th Floor
New York, NY  10021

Dear Clarke,

At the request of the Board of Directors of Glenayre Technologies, Inc. ("Glenayre"), you have agreed to provide specific services designed to assist Glenayre in its efforts to explore a variety of strategic alliances for Glenayre, including the possibility of selling all or part of the company.

In an effort to compensate you for these specific services, the Board of Directors has authorized that I offer you the following:

         1. Beginning April 18, 1999, you will be paid a fee of $20,000 per month until such time as the board ceases to require these special services, not to exceed six (6) months.

         2. You will also be paid a bonus equal to $5,000 per month from April 18, 1999 to the termination of your services under this letter, provided that at least one of the following transactions closes during the period: (i) the sale of Western Multiplex Corporation,
              (ii) a merger of Glenayre with, or acquisition of Glenayre or
              (iii) the sale of the Integrated Network Group. This bonus will be paid in one lump sum upon the termination of your services.

         3. A recommendation will be made to the Plan Administration Committee of the Board of Directors of Glenayre that you be awarded options to purchase 50,000 shares of Glenayre common stock at an exercise price equal to the closing sale price as of the date of such approval by the Plan Administration Committee and on such other terms and conditions as the Plan Administration Committee shall approve.






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Glenayre Logo

Mr. Clarke Bailey
April 18, 1999
Page 2


If the foregoing terms are acceptable to you, please sign in the space provided below.

                                    GLENAYRE TECHNOLOGIES, INC.

                                    By:     /s/Stanley Ciepcielinski
                                            ------------------------

                                    Name  Stanley Ciepcielinski

                                    Title:   C.O.O.
                                             ------
Accepted and Agreed To:
/s/ C H Bailey
--------------
Clarke Bailey











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